Exhibit 99.1

                               [GRAPHIC OMITTED]


                              FOR IMMEDIATE RELEASE

     NATIONSHEALTH COMPLETES MERGER WITH MILLSTREAM ACQUISITION CORPORATION

Sunrise, FL, August 31, 2004 -- NationsHealth, Inc. (NASDAQ: NHRX, NHRXW and NHRXU) today announced the completion of the merger of Millstream Acquisition Corporation and NationsHealth Holdings, L.L.C., following approval by shareholders. The combined company has changed its name to NationsHealth, Inc. and is headquartered in Sunrise, FL. The Company's common stock, warrants and units are now trading on the OTC Bulletin Board under the symbols "MSTM", "MSTMW" and "MSTMU", respectively and are expected to begin trading on the Nasdaq Small Cap Market under the symbols "NHRX", "NHRXW" and "NHRXU", respectively beginning on September 1, 2004.

"Today marks a new and exciting chapter in NationsHealth's life as a publicly traded company," stated Dr. Glenn Parker, Chief Executive Officer of NationsHealth. "The Company looks forward to strengthening its position as a provider of medical products and prescription discount services."

The executives of NationsHealth Holdings, L.L.C will retain their positions at NationsHealth, Inc. Dr. Glenn Parker will continue as Chief Executive Officer, Tim Fairbanks as Chief Financial Officer, Robert Gregg as Chief Operating Officer and Lewis Stone as President and Chief Information Officer. Arthur Spector, Chief Executive Officer of Millstream, will serve as NationsHealth's non-executive Chairman of the Board of Directors.

In addition to approving the merger, shareholders also approved the adoption of NationHealth's 2004 Stock Option plan to reserve 1,900,000 shares of the Company's common stock for non-employee directors, officers and other key employees to receive equity-based incentives.

NationsHealth provides medical products and prescription discount services to Medicare participants and other senior citizens. NationsHealth has sustained growth since commencing present operations in June 2002. It provides home delivery of diabetes, respiratory and ostomy medical products, and also offers a discount prescription drug card already accepted at over 48,000 pharmacies nationwide. As of August 2004, NationsHealth has enrolled over 1.8 million members in its discount prescription drug card program.



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NationsHealth, Inc.                                                       Page 2
August 31, 2004

In 2003, its first full year of operations, NationsHealth generated over $25,000,000 in revenue, principally from the sale of diabetes and respiratory medical products. For the six months ended June 30, 2004, revenue increased 222% to approximately $31,900,000 as compared to approximately $9,900,000 for the six months ended June 30, 2003.

Millstream, based in Wayne, Pennsylvania, was formed on April 11, 2003 to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business with significant growth potential. Millstream consummated its initial public offering on August 28, 2003, through the sale of 4.025 million units at $6.00 per unit. Each unit was comprised of one share of Millstream common stock and two common stock purchase warrants.

Contact:                                        Investor Relations Counsel
Tim Fairbanks, CFO 954-903-5000                 The Equity Group Inc.
NationsHealth, Inc.                             Sarah Svindland  212-836-9611
Arthur Spector, Chairman 610-975-4909           Linda Latman 212-836-9609
Millstream Acquisition Corporation              www.theequitygroup.com

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Millstream, NationsHealth and their combined business after completion of the proposed acquisition. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Millstream's and NationsHealth's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the merger on the proposed terms and schedule; changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; changes in Medicare, Medicaid, Tricare, Champus and any other state or national-based reimbursement program; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which NationsHealth is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of medical products and pharmacy benefits; timing approval and market acceptance of new products introduction; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in Millstream's and NationsHealth's filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Neither Millstream nor NationsHealth assume any obligation to update the information contained in this press release.